ARTICLES SUPPLEMENTARY
                                         TO
                               ARTICLES OF INCORPORATION
                                         OF
                        FIRST INVESTORS SERIES FUND II, INC.

                  First Investors Series Fund II, Inc. ("Company"), a Maryland corporation, having its principal office in Baltimore, Maryland, organized on April 1, 1992 hereby certifies to the State Department of Assessments and Taxation of Maryland that:

                  FIRST: The Company is authorized to issue four hundred million (400,000,000) shares of capital stock in such separate and distinct classes or series of shares as shall be determined from time to time by the Board of Directors of the Company.

                  SECOND: Three hundred million (300,000,000) shares have previously been classified as shares of the following three series, each with one hundred million (100,000,000) shares: First Investors Made In The U.S.A. Fund; First Investors Utilities Income Fund and First Investors Growth & Income Fund. By action of the Board of Directors of the Company in accordance with the Company's charter, fifty million (50,000,000) shares of capital stock of each such series, including all currently issued and outstanding shares of capital stock of each such series, are hereby classified as Class A capital stock of each such series, respectively, and fifty million (50,000,000) shares of capital stock of each such series are hereby classified as Class B capital stock of each such series, respectively, representing a total of three hundred million (300,000,000) shares of the Company's capital stock.

                  THIRD: The Class A capital stock and Class B capital stock of the Company represents interests in the same investment portfolio of the Company. All shares of each particular class of the Company shall represent an equal proportionate interest in that class and each share of any particular class of the Company shall be equal to each other share of that class. Class A shares and Class B shares of the Company shall be subject to all provisions of Article V in the Company's Articles of Incorporation relating to stock of the Company generally and shall have the same preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption, except as follows:

                  (1) The Class B capital stock of the Company may convert into Class A capital stock of the Company in the manner as determined by the Board of Directors;

                  (2) Each class of the Company shall have separate exchange privileges as determined by the Board of Directors from time to time;

                  (3) The Class A capital stock of the Company shall be subject to a front-end sales load and a Rule 12b-1 service and distribution fee as determined by the Board of Directors from time to time;

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                  (4)  The Class B capital stock of the Company shall be
      subject to a contingent deferred sales charge and a Rule 12b-1 service and distribution fee as determined by the Board of Directors from time to time; and
                  (5) Unless otherwise expressly provided in the Articles of Incorporation, including any Articles Supplementary creating any class or series of capital stock, on each matter submitted to a vote of stockholders of the Company, each holder of a share of capital stock of the Company shall be entitled to one vote for each share standing in such holders's name on the books of the Company, irrespective of the class or series thereof, and all shares of all classes and series shall vote together as a single class; provided, however, that

                  (a) as to any matter with respect to which a separate vote of any class or series is required by the Investment Company Act of 1940, as amended ("1940 Act"), or any rules, regulations or orders issued thereunder, or by the Maryland General Corporation Law, such requirement as to a separate vote by that class or series shall apply in lieu of a general vote of all classes and series as described above; and

                  (b) as to any matter which in the judgment of the Board of Directors (which shall be conclusive) does not affect the interest of a particular class or series, such class or series shall not be entitled to any vote and only the holders of shares of the one or more affected classes and series shall be entitled to vote.

                  FOURTH: The Company is registered with the Securities and Exchange Commission as an open-end investment company under the 1940 Act.

                  IN WITNESS WHEREOF, First Investors Series Fund II, Inc., has caused these presents to be signed in its name and on its behalf by its Vice President and attested by its Assistant Secretary on October 20, 1994.


                                          FIRST INVESTORS SERIES FUND II, INC.

      ATTEST:
                                          /s/ Concetta Durso
                                          Concetta Durso, Vice President



      /s/ Carol R. Lerner
      Carol R. Lerner,
      Assistant Secretary


      STATE OF NEW YORK )
                              :  ss.:
      COUNTY OF NEW YORK      )

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                  I HEREBY CERTIFY that on the 20th day of October, 1994,
      before me the subscriber, a Notary Public of the State of New York, personally appeared CONCETTA DURSO, Vice President of First Investors Series Fund II, Inc., a Maryland corporation, and in the name and on behalf of said corporation acknowledged the foregoing Articles Supplementary to be the corporate act of said corporation and further made oath in due form of law that the matters and facts set forth in the said Articles Supplementary with respect to the approval thereof are true to the best of his knowledge, information and belief.

            WITNESS, my hand and notarial seal, the day and year above written.






                                                      Notary Public

      (SEAL)


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